CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the inclusion in this Prospectus on Form SB-2 of our report dated January 12, 2001 relative to our audit of the financial statements of Net Acquisitions, Inc. at December 31, 2000, and for the period from February 10, 2000 (date of inception) to December 31, 2000, and to the reference to our firm under the heading "Experts" therein.




Boros & Farrington PC
San Diego, California
January 12, 2001